Exhibit 10.6

SECOND AMENDMENT TO LEASE AGREEMENT

This SECOND  AMENDMENT  TO LEASE AGREEMENT  (this "Amendment") is made  and  entered  into effective  as of July          ,  2020,  but effective  as of June  1,  2020 (the "Effective Date"), by and between A&H PROPERTIES PARTNERSHIP, a Texas partnership ("Landlord"), and RAVE RESTAURANT GROUP, INC., a Texas corporation ("Tenant").

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement, dated November 1, 2016 (the "Original Lease"), whereby Tenant leased from Landlord approximately 18,776 rentable square feet (the "Original Premises") in Suite 100 of that certain building located at 3551 West Plano Parkway, The Colony, Texas 75056 (the "Building"), as more particularly described in the Original Lease.

WHEREAS, Landlord and Tenant entered into that certain First Amendment to Lease  and Expansion, dated July 25, 2017 (the "First Amendment") in which, among other things, Tenant leased an additional 800 rentable square feet (the "Test Kitchen Space") of warehouse space at the Building. The Original Premises and Test Kitchen Space is herein collectively referred to as the "Premises." The Original Lease and First Amendment are collectively referred to herein as the "Lease".

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency  of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.          Deferred Monthly Base Rental. Landlord and Tenant have agreed to reduce the Monthly Base Rental for the period from June 1, 2020 through and including May 31, 2021 (the "Deferral Period") by one-half (1/2) of the amounts set forth in the Lease.  Tenant shall continue to pay Tenant's Proportionate Share of Operating Expenses and Electrical Costs in the current estimated monthly amount of $15,250.47 pursuant to the terms of the Lease. Therefore, Monthly Base Rental during the Deferral Period shall be as set forth below:

Months	Base Rental per Rentable Square Foot	Monthly Base Rental (Original Premises)	One-Half Monthly Base Rental (Original Premises)		Monthly Base Rental (Test Kitchen)	One-Half Monthly Base Rental (Test Kitchen)	Full Monthly Base Rental During Deferral Period
June 1, 2020- December 31,	$18.00	$28,164.00	$14,082.00	*	$1,200.00	$600.00	$14,682.00
January 1, 2021- May 31, 2021	$18.50	$28,946.33	$14,473.17		$1,233.33	$616.67	$15,089.84

* Tenant shall pay $29,364.00 plus proportionate share of Operating Expenses in the amount of $30,500.94 (totaling $59,864.94) on or before the date of Tenant's execution of this Amendment for one-half (1/2) of June, 2020 and July, 2020 Monthly Base Rental due under the Lease.

2.           Repayment of Deferred Monthly Base Rental. Landlord and  Tenant  have agreed to defer One Hundred Seventy-Eight Thousand Two Hundred Twenty-Three and 20/lO0s Dollars ($178,223.20) (the "Deferred Rental"). In the event of a default under the Lease during the Deferral Period, the entire amount of Deferred Rental shall be immediately due and payable in full by Tenant to Landlord. If no default occurs during the Deferral Period, then in addition to the Monthly Base Rental and Tenant's Proportionate Share of Operating Expenses and Electrical Costs due for each month pursuant to the terms of the Lease, Tenant shall also pay back the Deferred Rental in sixty-seven (67) equal monthly installments of Two Thousand Six Hundred Sixty and 05/100s Dollars ($2,660.05) (the "Monthly Deferred Rental  Payment"), commencing on June 1, 2021 through and including December 31, 2026, payable at the same time as Monthly Base Rental and Tenant's Proportionate Share of Operating Expenses and Electrical Costs are due and payable. Tenant's default in the payment of Monthly Deferred Rental Payment shall have the same effect and Landlord shall have the same remedies as Tenant's failure to pay Monthly Base Rental under the Lease.

3.          Sublease During Deferral Period. In the event Tenant subleases some or all of the Premises during the Deferral Period, Tenant shall pay, as part of the repayment of the Deferred Rent, one hundred percent (100%) of any rentals payable by the subtenant to Landlord during the Deferral Period within five (5) days following receipt by Tenant from the subtenant. Any amounts paid in this manner shall reduce the number of monthly installments paid in section 2 above until such time that the entire Deferred Rent has been repaid.

4.          Confidentiality. Tenant covenants and agrees that the economic and lease terms and conditions of this Amendment and any amendments, deferred payments, rental amounts, concessions, or other inducements granted or offered herein in connection with this Lease (collectively, the "Confidential Information"), are to remain confidential for Landlord's benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord's prior written consent; however, Tenant may disclose the Confidential Information if required by law or court order, and to its attorneys, accountants, employees and existing or prospective financial partners provided same are advised by Tenant of the confidential nature of the Confidential Information and each agrees to maintain the confidentiality thereof prior to disclosure. Tenant shall be liable to Landlord for any disclosures  made in violation  of this Section by Tenant or by any entity or individual to whom the Confidential Information was disclosed or made available to by Tenant.

5.           Ratification: The Lease, as amended hereby, is hereby ratified, confirmed and deemed in full force and effect in accordance with its terms.  Tenant represents to Landlord that, to the best of Tenant's knowledge, Tenant (a) is currently unaware of any default by Landlord under the Lease; and (b) has full power and authority to execute and deliver this Amendment and this Amendment represents a valid and binding obligation of Tenant enforceable in accordance with its terms. Tenant agrees that its existing Lease shall be amended to reflect the agreements in this Amendment.

6.           Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original instrument, but all of which shall constitute one and the same agreement.

7.          Amendment: This Amendment may not be modified,  amended  or terminated nor any of its provisions waived except by written agreement signed by both parties. Except as amended previously and hereby, the Lease and all previous amendments shall remain in full force and effect, enforceable in accordance with its terms.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective

Date.

Landlord:

A & H PROPERTIES PARTNERSHIP,
a Texas partnership

By:
Ali Khoshgowari
Authorized Signatory

Tenant:

RAVE RESTAURANT GROUP, INC.,
a Texas corporation

By:
Name:
Title:

Signature Page